NINTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BRAZE, INC.
Braze, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:
ONE: The current name of this corporation is Braze, Inc. The original name of this corporation is Appboy, Inc. and the date of filing the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was March 29, 2011.
TWO: This Ninth Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.
THREE: Pursuant to Sections 242 and 245 of the DGCL, the certificate of incorporation of this corporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:
I.
The name of this corporation is Braze, Inc. (the “Company”).
II.
The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Corporation.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
IV.
A.The Company is authorized to issue two classes of stock to be designated, respectively, “Class A Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 2,120,000,000 shares, 2,110,000,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”), and 10,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Class A Common Stock shall have a par value of $0.0001 per share.

B.The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors and filed in accordance with the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.
C.The number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Class A Common Stock unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
D.Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock are as follows:
1.Definitions.
(a)“Acquisition” means: (1) any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (2) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes as determined in good faith by the Board.
(b)“Asset Transfer” means the sale, lease, exclusive license, exchange or other disposition of all or substantially all the assets of the Company.
(c)“Bylaws” means the bylaws of the Company, as amended and/or restated from time to time.

(d)“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designation of any series of Preferred Stock.
(e)“Entity” means any corporation, partnership, limited liability company or other legal entity.
(f)“Effective Time” means the time this Eighth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.
(g)“Liquidation Event” means (1) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company, or (2) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock.
(h)“Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
2.Rights Relating to Dividends, Subdivisions, and Combinations.
(a)Subject to the prior rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Class A Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of the Class A Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock.
3.Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the

Certificate of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock.
4.Voting Rights.
(a)Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held.
(b)Voting. Except as required by law or otherwise provided herein, the holders of Preferred Stock and Class A Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.
V.
Redemption. The Class A Common Stock is not redeemable.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.Board of Directors. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.
B.Election.
1.Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the Effective Time, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Effective Time, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Effective Time, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
2.No stockholder entitled to vote at an election for directors may cumulate votes.
3.Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
4.Election of directors need not be by written ballot unless the Bylaws so provide.
C.Removal of Directors. Subject to any limitations imposed by applicable law, any director or the entire Board of Directors may be removed from office only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote, voting together as a single class.
D.Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation, disqualification or removal.
E.Preferred Directors. Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock,

voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (1) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (2) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.
F.Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent, except as permitted by a certificate of designation filed with respect to a series of Preferred Stock. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.
G.Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
VI.
A.The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.
B.To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

C.Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
D.Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will be the exclusive forum for the following types of claims or causes of action under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of the Company, (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders or any claim or cause of action for aiding and abetting any such breach of fiduciary duty, (3) any claim or cause of action against the Company or any current or former director, officer, or other employee of the Company arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, the Certificate of Incorporation, or the Bylaws, (4) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, and (5) any claim or cause of action against the Company or any current or former director, officer, or other employee of the Company governed by the internal-affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section D of Article VI shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
E.Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying such offering.
F.Any person or Entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.
G.Failure to enforce the foregoing provisions would cause the Company irreparable harm, and the Company shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

VII.
A.The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) or adopt any provision inconsistent with Articles V, VI, and VII.
VIII.
A.No officer of the Company shall be personally liable to the Company or its stockholders for monetary damages, for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the officer derived an improper personal benefit; or (iv) for any action by or in the right of the Company. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of officers of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of an officer of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
This Ninth Amended and Restated Certificate of Incorporation has been signed by a duly authorized officer of the Company on July 1, 2026.

BRAZE, INC.
By:	/s/ William Magnuson
Name: William Magnuson
Title: Chief Executive Officer